Exhibit 99.2

BioSig Subsidiary ViralClear Submits Investigational New Drug Application to the FDA for Phase II Clinical Trials for Merimepodib, an Orally Administered Treatment for Patients with COVID-19

●	In vitro studies demonstrated decrease of viral production by over 98%

●

Upon approval, clinical trial to be conducted at Mayo Clinic under the leadership of Andrew D. Badley, M.D., Professor and Chair of Department of Molecular Medicine and the Enterprise Chair of COVID-19 Task Force

Westport, CT, April 24, 2020 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (Nasdaq: BSGM) (“BioSig” or the “Company”) today announced that its subsidiary ViralClear Pharmaceuticals, Inc. submitted an Investigational New Drug (IND) Application to the Food and Drug Administration (FDA) for its Phase II clinical trial with Merimepodib as a treatment for COVID-19.

The study will be a randomized, placebo-controlled trial to evaluate the efficacy and safety of Merimepodib in patients with COVID-19. The placebo-controlled Phase II clinical trial calls for 20 planned patients from three Mayo Clinic sites: Rochester, MN; Scottsdale, AZ; and Jacksonville, FL. Data from the Phase II trial is expected within three months of the commencement of the trial. Upon approval from the FDA to commence, the Phase II clinical trial will be conducted at Mayo Clinic under the leadership of Andrew D. Badley, M.D., Professor and Chair of Department of Molecular Medicine and the Enterprise Chair of COVID-19 Task Force.

“We are very pleased that the Mayo Clinic IRB Committee has approved our protocol,” commented Jerome Zeldis, M.D., Ph.D., Executive Chairman of ViralClear Pharmaceuticals, Inc. “We are now waiting for the submitted IND to be filed before we can commence the trial”.

“Our internal team and our colleagues at Mayo Clinic have moved with focus and speed over the past few weeks. We have been gratified by the professionalism and commitment that has been brought to this critical work,“ commented Nick Spring, CEO of ViralClear Pharmaceuticals, Inc.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About ViralClear

BioSig’s subsidiary ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical to treat advanced COVID-19. Merimepodib is a broad-spectrum anti-viral agent that has demonstrated strong activity against the COVID-19 virus in cell cultures in laboratory testing. ViralClear plans to initiate a multi-center, phase 2, randomized, double-blind, placebo-controlled study of the efficacy and safety of merimepodib administered orally every eight hours for 10 days in adult patients with advanced COVID-19 upon FDA clearance to proceed. Merimepodib has been studied in twelve clinical trials prior to this study, including five trials in patients with hepatitis C (one phase 1b, one phase 2, two phase 2a, and one phase 2b), one trial in patients with psoriasis (phase 2), and six trials in healthy volunteers (all phase 1).

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133